Exhibit k.3
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2011, by and among (i) Harvest Capital Credit LLC, a Delaware limited liability company (“Harvest”), and (ii) JMP Securities, LLC, a Delaware limited liability company (“JMP”), for the benefit of the holders from time to time of the Registrable Units (as defined below).

THE PARTIES TO THIS AGREEMENT enter this Agreement on the basis of the following facts, understandings and intentions:

A.           Pursuant to an Offering Memorandum of Harvest, dated August 18, 2011 (as may be supplemented and amended from time to time, the “Memorandum”), Harvest intends to offer and sell limited liability company units of Harvest, as well as units of Harvest issuable upon exercise of the Harvest Warrants (as defined below) (collectively, the “Harvest Units”), for a purchase price of $15.00 per unit, subject to adjustment as set forth in the Memorandum, with JMP acting as placement agent for the sale of certain Harvest Units, pursuant to Regulation D in a private placement (the “Private Placement”).  For each five (5) Harvest Units sold, the purchaser thereof may also receive a warrant to purchase one (1) additional Harvest Unit at an exercise price of $15.00 per unit, subject to the adjustment of such exercise price as described in the Memorandum (the “Harvest Warrants).  The offering of the Harvest Units and the Harvest Warrants are referred to in this Agreement as the “Offering.”

B.            Purchasers in the Offering (the “Participants”) have executed, or will execute, those certain Subscription Agreements (the “Subscription Agreements”) with respect to the purchase of the Harvest Units in the Offering, which such Subscription Agreements include, among other things, certain representations and warranties with respect to the Participants.

C.           To induce the Participants to execute the Subscription Agreements, Harvest has agreed to provide the registration rights provided for in this Agreement for the holders of Registrable Units.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

Additional Units shall mean the Units or other securities issued in respect of the Units by reason of or in connection with (i) any dividend, distribution, split, or similar issuance, (ii) any other exchange for or replacement of such Units or (iii) a merger, consolidation, sale of assets, sale or exchange of Units or such other securities or similar transaction involving Harvest.

Agreement shall have the meaning set forth in the Introductory Paragraph of this Agreement.

Affiliate shall mean, as to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (ii) any executive officer, director, trustee, general partner, managing member or similar position of the specified Person or (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee, general partner, managing member or similar position.  For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.  An indirect relationship shall include circumstances in which a Person’s spouse, children, parents, siblings or mother-, father-, sister- or brother-in-law is or has been associated with a Person.

Business Day shall mean, with respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

Commission shall mean the Securities and Exchange Commission.

Controlling Person shall have the meaning set forth in Section 6(a) of this Agreement.

Corporate Conversion shall mean the exchange of Harvest Units for shares of Harvest common stock in the event that Harvest changes its organizational form from a limited liability company to a corporation, as described in the Memorandum.

Effectiveness Period shall have the meaning set forth in Section 2(b) of this Agreement.

End of Suspension Notice shall have the meaning set forth in Section 5(c) of this Agreement.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

FINRA shall mean the Financial Industry Regulatory Authority.

Harvest shall have the meaning set forth in the Introductory Paragraph of this Agreement, and any successor thereto.

Harvest Units shall have the meaning set forth in Recital A of this Agreement.

Harvest Warrants shall have the meaning set forth in Recital A of this Agreement.

Holder shall mean each record owner of any Registrable Units from time to time.

Indemnified Party shall have the meaning set forth in Section 6(c) of this Agreement.

Indemnifying Party shall have the meaning set forth in Section 6(c) of this Agreement.

Initial Closing shall have the meaning set forth in Section 2(a) of this Agreement.

JMP shall have the meaning set forth in the Introductory Paragraph of this Agreement, and any successor thereto.

Liabilities shall have the meaning set forth in Section 6(a) of this Agreement.

Memorandum shall have the meaning set forth in Recital A of this Agreement.

Offering shall have the meaning set forth in Recital A of this Agreement.

Participants shall mean the Persons who purchased Harvest Units pursuant to the Subscription Agreements.

Person shall mean an individual, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

Private Placement shall have the meaning set forth in Recital A of this Agreement and also include the offer and sale by Harvest of Harvest Units to certain investors pursuant to Regulation D with other firms acting as placement agents in connection therewith.

Prospectus shall mean the prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

Purchaser Indemnitee shall have the meaning set forth in Section 6(a) of this Agreement.

Registrable Units refer to, until the end of the Effectiveness Period, any (i) Units (or Additional Units) issued to a Participant, or (ii) any securities (including, without limitation, shares of common stock) issued to Holders in exchange for Units in connection with a Corporate Conversion; provided, however, that Registrable Units shall not include Units, Additional Units or securities issued to Holders in exchange for Units in connection with a Corporate Conversion that (i) have been registered under the Registration Statement and disposed of in accordance therewith, (ii) have been sold pursuant to Rule 144 or any successor rule or regulation thereto that may be adopted by the Commission or (iii) are saleable immediately without registration under the Securities Act and without any restrictions pursuant to Rule 144, including the need to comply with Rule 144(c) thereunder.

Registration Expenses shall mean any and all expenses incident to the performance of or compliance with Sections 2, 3, 4 and 5 of this Agreement, including, without limitation:  (i) all Commission, securities exchange, FINRA registration, listing, inclusion and filing fees; (ii) all fees and expenses incurred in connection with compliance with federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Units and the preparation of a blue sky memorandum and compliance with the rules of FINRA); (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement; (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Units on any securities exchange or the Nasdaq Stock Market pursuant to Section 4(n) of this Agreement; (v) the fees and disbursements of counsel for Harvest and of the independent public accountants of Harvest (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and reasonable fees and disbursements of one counsel for the selling Holders to review any Registration Statement; and (vi) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by Harvest in connection with any Registration Statement); provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Units by a Holder and the fees and disbursements of any counsel to the Holders other than as provided for in subparagraph (v) above.

Registration Statement shall mean the Registration Statement or any other registration statement that covers the resale of any Registrable Units, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

Regulation D shall mean Regulation D promulgated by the Commission pursuant to the Securities Act, as such regulation may be amended from time to time, or any similar regulation or rule hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such regulation.

Rule 144 shall mean Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 144A shall mean Rule 144A promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 158 shall mean Rule 158 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 415 shall mean Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 497 shall mean Rule 497 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

Subscription Agreements shall have the meaning set forth in Recital B of this Agreement.

Subsequent Registration Statement shall have the meaning set forth in Section 2(c) of this Agreement.

Suspension Event shall have the meaning set forth in Section 5(b) of this Agreement.

Suspension Notice shall have the meaning set forth in Section 5(c) of this Agreement.

Underwritten Offering shall mean a sale of securities of Harvest to an underwriter or underwriters for reoffering to the public.

Units shall mean the (i)  Harvest Units sold pursuant to the Offering, or, (ii)  any securities (including, without limitation, shares of common stock) issued to Holders in exchange for Units in connection with a Corporate Conversion.

2.             Registration Rights.

(a)           Shelf Registration Statement. Harvest shall use its reasonable best efforts to file with the Commission, within 720 days following the date of the initial closing of the Offering (the “Initial Closing”), a registration statement (the “Registration Statement”) covering the registration of a secondary resale offering of all Registrable Units pursuant to Rule 415 under the Securities Act and or any similar rule that may be adopted by the Commission. The Registration Statement shall be on Form N-2, unless Harvest is not then eligible to file a Registration Statement on Form N-2 under the Securities Act, in which case such Registration Statement shall be another appropriate form under the Securities Act which Harvest is then eligible to file.  Harvest may include in any such Registration Statement other securities of Harvest.  Any Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available by the Holders of such Registrable Units.

(b)           Effectiveness of Registration Statement. Harvest agrees (subject to Section 5 hereof) to use its best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof, but in no event later than 840 days following the date of the Initial Closing.  Subject to Section 5 hereof, Harvest agrees to use commercially reasonable efforts to keep the Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) under the Securities Act for a period that will terminate upon the earlier of (i) the date on which there are no longer any Registrable Units and (ii) the fifth anniversary date of this Agreement (the “Effectiveness Period”).

(c)           Additional Units.  If any Additional Units are issued or distributed to Holders after the effectiveness of a Registration Statement, then Harvest shall as soon as practicable file a registration statement (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Subsequent Registration Statement”) covering such Additional Units on behalf of the Holders thereof in the same manner, and subject to the same provisions in this Agreement as the Registration Statement.

(d)           Expenses.  Harvest shall pay all Registration Expenses in connection with the registration of the Registrable Units pursuant to this Agreement.  Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of Registrable Units sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Units pursuant to this Agreement and any other expense of the Holders not specifically allocated to Harvest pursuant to this Agreement relating to the sale or disposition of such Holder’s Registrable Units pursuant to any Registration Statement.

(e)           Corporate Conversion.  The parties to this Agreement agree and acknowledge that the registration rights and obligations set forth in this Agreement are intended to apply equally to any securities (including, without limitation, shares of common stock) issued to Holders in exchange for Units in connection with any Corporate Conversion, and that in the event that the Corporate Conversion is consummated, such securities issued to Holders in exchange for Units shall be subject to the same provisions in this Agreement.

3.             Rules 144 and 144A Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Units to the public without registration, Harvest agrees, so long as any Holder owns any Registrable Units:

(a)           at all times after the effective date of the first registration statement under the Securities Act filed by Harvest for an offering of its securities to the general public, make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(b)           file with the Commission in a timely manner all reports and other documents required to be filed by Harvest under the Exchange Act (at any time after it has become subject to such reporting requirements);

(c)           if Harvest is not required to file reports and other documents under the Exchange Act, it will make available the “reasonably current” information required by Rule 144A to the Holder and a prospective purchase of Registrable Units designated by the Holder upon the request thereof; and

(d)           confirm to any Holder promptly upon request (i) that Harvest has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by Harvest), the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), and (ii) provide such other information as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Units without registration (provided that Harvest shall not be required to provide any information that is publicly accessible to the Holder).

4.             Registration Procedures.  In connection with the obligations of Harvest with respect to any registration pursuant to this Agreement, and subject to Section 5 of this Agreement, Harvest shall use its best efforts to effect or cause to be effected the registration of the Registrable Units under the Securities Act to permit the resale of such Registrable Units by the Holder or Holders in accordance with the Holders’ intended method or methods of resale and distribution and such best efforts shall include responding to any comments issued by the staff of the Commission with respect to any Registration Statement and filing any related amendment to such Registration Statement as soon as reasonably practicable after receipt of such comments.  In addition, Harvest shall:

(a)           prepare and file with the Commission, as specified in Section 2(a) of this Agreement, a Registration Statement, which Registration Statement shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its best efforts to cause such Registration Statement to become effective as soon as practicable after filing (and in no event later than as specified in Section 2(b) of this Agreement), and to remain effective during the Effectiveness Period;

(b)           (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities registered pursuant to such Registration Statement, (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 497 or any similar rule that may be adopted under the Securities Act, and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof

(c)           notify each Holder of the proposed filing at least twenty (20) days prior to such filing and afford each Holder an opportunity to include in such Registration Statement all or any part of the Registrable Units then held by such Holder.  Each Holder desiring to include in any such Registration Statement all or part of the Registrable Units held by such Holder shall, within ten (10) days after delivery of the above-described notice by Harvest, so notify Harvest in writing, and in such notice shall inform Harvest of the number of Registrable Units such Holder has elected to include in the Registration Statement.

(d)           furnish to the Holders, without charge, as many copies of the Registration Statement and each Prospectus, including each preliminary Prospectus (including any documents incorporated by reference therein, unless such documents are otherwise available through the Commission’s EDGAR system), and any amendment or supplement thereto, in conformity with the requirements of the Securities Act, and such other documents as such Holders may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Units; Harvest consents to the use of such Prospectus, including each preliminary Prospectus, by the Holders, if any, in connection with the offering and sale of the Registrable Units covered by any such Prospectus;

(e)           use its best efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Units by the time the Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic jurisdictions as any Holder with securities covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the Effectiveness Period and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Units owned by such Holder; provided, however, that Harvest shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in connection therewith, (ii) subject itself to taxation in any such jurisdiction or (iii) submit to the general service of process in any such jurisdiction;

(f)           notify JMP and each Holder with securities covered by a Registration Statement promptly and, if requested by JMP or any such Holder, confirm such advice in writing (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information and (iv) of the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (which, in the case of the Prospectus, shall be determined in light of the circumstances in which such Prospectus is to be used) not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made);

(g)           use its best efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending of the qualification (or exemption from qualification) of any of the Registrable Units for sale in any jurisdiction, as promptly as practicable;

(h)           upon the occurrence of any event contemplated by Section 4(f)(iv) of this Agreement, use its best efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Units, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (which, in the case of the Prospectus, shall be determined in light of the circumstances in which such Prospectus is to be used) not misleading, and, upon request, promptly furnish to each requesting Holder a reasonable number of copies each such supplement or post-effective amendment;

(i)            if requested by the representative of the underwriters, if any, or any Holders of Registrable Units being sold in connection with an Underwritten Offering, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such material information as the representative of the underwriters, if any, or such Holders indicate relates to them or otherwise reasonably request be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after Harvest has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(j)            in the case of an Underwritten Offering, use its best efforts to furnish or cause to be furnished to the underwriters a signed counterpart, addressed to the underwriters, of:  (i) an opinion of counsel for Harvest in a form customarily obtained by underwriters in underwritten public offerings, dated the date of each closing under the underwriting agreement, reasonably satisfactory to such underwriters; and (ii) a “comfort” letter, dated the date of the underwriting agreement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other financial matters as the underwriters may reasonably request and customarily obtained by underwriters in underwritten offerings;

(k)           enter into customary agreements (including, in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Units included in a Registration Statement and, in the case of an Underwritten Offering, make representations and warranties to the Holders of Registrable Units covered by a Registration Statement and to the underwriters in such form and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same to the extent customary if and when requested;

(l)            in connection with an Underwritten Offering, use its best efforts to make available for inspection by representatives of the Holders of the Registrable Units and the representative of any underwriters participating in any disposition pursuant to a Registration Statement and any special counsel or accountants retained by such Holders or underwriters, all financial and other records, pertinent corporate documents and properties of Harvest and cause the respective officers, directors and employees of Harvest to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement;

(m)          prior to the expiration of the Effectiveness Period, use its best efforts to qualify for, and list or include all Registrable Units on, a national securities exchange or the Nasdaq National Market (including, without limitation, seeking to cure in the listing or inclusion application of Harvest any deficiencies cited by the exchange or market);

(n)           prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent Harvest’s obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires prior to the expiration of the Effectiveness Period, Harvest shall register the Registrable Units under the Exchange Act and shall maintain such registration through the Effectiveness Period;

(o)           provide a CUSIP number for all Registrable Units, not later than the effective date of the Registration Statement;

(p)           (i) comply with all applicable rules and regulations of the Commission, (ii) make generally available to its security holders, as soon as reasonably practicable, earnings statements covering at least twelve (12) months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, no later than ninety (90) days after the end of each fiscal year of Harvest and (iii) delay the filing of any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which any Holder of Registrable Units covered by any Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Holder having been furnished with a copy thereof at least two (2) Business Days prior to the filing thereof, provided that Harvest may file such Registration Statement or Prospectus or amendment or supplement following such time if Harvest shall have made a good faith effort to resolve any such issue with the objecting Holder and shall have advised the Holder in writing of its reasonable belief that such filing complies in all material respects with the requirements of the Securities Act;

(q)           provide and cause to be maintained a registrar and transfer agent for all Registrable Units covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

(r)            in connection with any sale or transfer of the Registrable Units (whether or not pursuant to a Registration Statement) that will result in the security being delivered no longer being Registrable Units, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Units to be sold, which certificates shall not bear any transfer restrictive legends and to enable such Registrable Units to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least three (3) Business Days prior to any sale of the Registrable Units; and

(s)           upon effectiveness of the first registration statement filed by Harvest, take such actions and make such filings as are necessary to effect the registration of the Harvest Units under the Exchange Act simultaneously with or immediately following the effectiveness of the Registration Statement.

Harvest may require the Holders to furnish to Harvest such information regarding the proposed distribution by such Holder as Harvest may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Units and no Holder shall be entitled to be named as a selling security holder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to Harvest.  Each Holder further agrees to furnish promptly to Harvest in writing all information required from time to time to make the information previously furnished by such Holder not misleading.

Each Holder agrees that, upon receipt of any notice from Harvest of the happening of any event of the kind described in Section 4(h)(iii) or 4(h)(iv) of this Agreement, such Holder will immediately discontinue disposition of Registrable Units pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus.  If so directed by Harvest, such Holder will deliver to Harvest (at the reasonable expense of Harvest) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

5.             Suspension of Offering.

(a)           Subject to the provisions of this Section 5, Harvest shall have the right, but not the obligation, from time to time to suspend the use of the Registration Statement, following the effectiveness of a Registration Statement (and the filings with any federal or state securities commissions).  Harvest, by written notice to the Holders, may direct the Holders to suspend sales of the Registrable Units pursuant to a Registration Statement for such times as Harvest reasonably may determine is necessary and advisable if any of the following events occur:

(i)              a primary Underwritten Offering by Harvest where Harvest is advised by the representative of the underwriters for such Underwritten Offering that the sale of Registrable Units pursuant to the Registration Statement would have a material adverse effect on such primary Underwritten Offering;

(ii)              a majority of the independent members of the Board of Directors of Harvest shall have determined in good faith that (A) the offer or sale of any Registrable Units pursuant to the Registration Statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization or other significant transaction involving Harvest; (B) after the advice of counsel, the sale of the Registrable Units pursuant to the Registration Statement would require the disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) either (1) Harvest has a bona fide business purpose for preserving confidentiality of the proposed transaction or information, (2) disclosure would have a material adverse effect on Harvest or its ability to consummate the proposed transaction or (3) the proposed transaction renders Harvest unable to comply with Commission requirements, in each case under circumstances that would make it unduly burdensome to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or

(iii)              a majority of the independent members of the Board of Directors of Harvest shall have determined in good faith, after the advice of counsel, that Harvest is required by law, rule or regulation, or that it is in the best interests of Harvest, to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of:  (A) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; (B) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information; or (C) to update the prospectus included in the Registration Statement in accordance with Section 10(a)(3) of the Securities Act.

(b)           In the event that Harvest suspends sales of the Registrable Units pursuant to clause (a) above (a “Suspension Event”), no such suspension shall last for more than an aggregate of ninety (90) days in any rolling twelve (12) month period commencing on the date of the Initial Closing or for more than an aggregate of sixty (60) days in any rolling ninety (90) day period, except as a result of a refusal by the Commission to declare any post-effective amendment to the Registration Statement effective provided that Harvest shall have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective, in which case the suspension shall be terminated immediately following the effective date of the post-effective amendment to the Registration Statement.  Upon the occurrence of any such suspension, Harvest shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement, as applicable, so as to permit the Holders to resume sales of the Registrable Units as soon as possible.

(c)           Upon the occurrence of a Suspension Event, Harvest shall give written notice (a “Suspension Notice”) to the Holders to suspend sales of the Registrable Units pursuant to the Registration Statement and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and Harvest is using its commercially reasonable best efforts and taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible.  No Holder shall effect any sales of the Registrable Units pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from Harvest and prior to receipt of an End of Suspension Notice (as defined below).  Each Holder agrees to keep confidential the fact that Harvest has issued a Suspension Notice and the contents thereof.  If so directed by Harvest, each Holder will deliver to Harvest all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering the Registrable Units at the time of receipt of the Suspension Notice.  The Holders may recommence effecting sales of the Registrable Units pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from Harvest, which End of Suspension Notice shall be given by Harvest to the Holders in the manner described above promptly following the conclusion of any Suspension Event.

6.             Indemnification and Contribution.

(a)           Harvest agrees to indemnify and hold harmless (i) JMP and each Holder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any of the foregoing (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, employees, representatives and agents of JMP and each Holder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as a “Purchaser Indemnitee”) from and against any and all losses, claims, damages, judgments, actions, reasonable out-of-pocket expenses, and other liabilities (the “Liabilities”), including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if Harvest shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document prepared by Harvest used to sell the Registrable Units, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information relating to any Purchaser Indemnitee furnished to Harvest or any underwriter in writing by such Purchaser Indemnitee expressly for use therein, or (ii) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented, if Harvest shall have furnished to or on behalf of the Holder participating in the distribution relating to the relevant Registration Statement any amendments or supplements thereto) was not sent or given by or on behalf of such Holder to the Person asserting any such Liabilities who purchased Registrable Units, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Registrable Units to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented).  Harvest shall notify the Holders promptly of the institution, threat or assertion of any claim, proceeding (including, without limitation, any investigation) or litigation in connection with the matters addressed by this Agreement which involves Harvest or a Purchaser Indemnitee of which it shall become aware.  The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(b)           In connection with any Registration Statement in which a Holder is participating, such Holder agrees, severally and not jointly, to indemnify and hold harmless Harvest, each Person who controls Harvest within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from Harvest to each Purchaser Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with written information relating to such Purchaser Indemnitee furnished to Harvest in writing by such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus.  The liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Units giving rise to such obligations.  If the Holder elects to include Registrable Units in an Underwritten Offering, the Holder shall be required to agree to such customary indemnification provisions as may reasonably be required by the underwriter in connection with such Underwritten Offering.

(c)           If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall assume the defense of such proceeding and pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding.  Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such action or (iv) the named parties to any such action (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such affiliate of the Indemnifying Party, then the Indemnifying Party shall not have the right to assume nor direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel), for all such indemnified parties, which firm shall be designated in writing by those indemnified parties who sold a majority of the Registrable Units sold by all such indemnified parties and any such separate firm for Harvest, the directors, the officers and such control Persons of Harvest as shall be designated in writing by Harvest.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d)           If the indemnification provided for in paragraphs (a) and (b) of this Section 6 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Parties on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations.  The relative fault of Harvest, on the one hand, and any Purchaser Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Harvest or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such indemnified parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d) above.  The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to Section 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Purchaser Indemnitee from sales of Registrable Units exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) JMP or a Holder shall have the same rights to contribution as JMP or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) Harvest, and each officer, director, partner, employee, representative, agent or manager of Harvest shall have the same rights to contribution as Harvest.  Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)           The indemnity and contribution agreements contained in this Section 6 will be in addition to any liability which the indemnifying parties may otherwise have to the indemnified parties referred to above.  The Purchaser Indemnitee’s obligations to contribute pursuant to this Section 6 are several in proportion to the respective number of Registrable Units sold by each of the Purchaser Indemnitees hereunder and not joint.

7.           Market Stand-off Agreement.  Each Holder hereby agrees that it shall not, to the extent requested by Harvest or an underwriter of securities of Harvest, directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option or otherwise transfer or dispose of any securities of Harvest then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for ninety (90) days following the effective date of the registration statement for the initial public offering of Harvest’s securities; provided, however, that:

(a)           with respect to the up to 90 day restriction that follows the effective date of registration statement for the initial public offering of Harvest’s securities filed under the Securities Act, such agreement shall not be applicable to securities sold pursuant to such registration statement, if any;

(b)           all executive officers, directors and affiliates of Harvest then holding securities of Harvest enter into similar agreements for not less than the entire time period required of the Holders hereunder; and

(c)           the Holders shall be allowed any concession or proportionate release allowed to any executive officer or director of Harvest that entered into similar agreements.

In order to enforce the foregoing covenant, Harvest shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 7 and to impose stop transfer instructions with respect to the Registrable Units and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

8.             Termination of Registration Rights.  Harvest shall have no further obligations pursuant to this Agreement at such time when the Effectiveness Period expires pursuant to Section 2(b) of this Agreement; provided that Harvest’s obligations under Sections 6 and 10 shall remain in full force and effect following such time.

9.             Miscellaneous.

(a)           Remedies.  In the event of a breach by Harvest of any of its obligations under this Agreement, each Holder of Registrable Units, in addition to being entitled to exercise all rights provided herein, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 6, Harvest agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b)           Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions of this Agreement may not be given, without the written consent of Harvest and Holders beneficially owning not less than fifty percent (50%) of the then outstanding Registrable Units; provided, however, that for purposes of this Agreement, Registrable Units that are owned, directly or indirectly, by an Affiliate of Harvest shall not be deemed to be outstanding.  Notwithstanding the foregoing, a waiver or consent to or departure from the provisions of this Agreement with respect to a matter that relates exclusively to the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

(c)           Notices.  All notices and other communications, provided for or permitted hereunder shall be made in writing by delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram:

(i)              if to Harvest, at the offices of Harvest at 450 Park Avenue, Suite 500, New York, New York, 10022, Attention:  Richard P. Buckanavage (facsimile 212-906-3536);

(ii)              if to a Holder, at the most current address given by the Holder to Harvest; and

(iii)              if to JMP, at the offices of JMP at 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention:  Janet L. Tarkoff, Esq.; (facsimile 415-835-8910).

(d)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each Holder, including, without limitation, any Person who purchases Registrable Units from JMP or the Participants and the transferees of each of the foregoing.  Harvest agrees that the Holders (including, without limitation, the Participants) shall be third party beneficiaries to the agreements made hereunder by JMP and Harvest, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that such Holder fulfills all of its obligations hereunder.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f)            Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(g)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i)            Entire Agreement.  This Agreement, together with the Subscription Agreements, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

(j)            Registrable Units Held by Harvest or its Affiliates.  Whenever the consent or approval of Holders of a specified percentage of Registrable Units is required hereunder, Registrable Units held by Harvest or its Affiliates shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(k)           Survival.  This Agreement is intended to survive the consummation of the transactions contemplated by the Subscription Agreements.  The indemnification and contribution obligations under Section 6 of this Agreement shall survive the termination of the obligations of Harvest under this Agreement.

(l)            Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement.  All references made in this Agreement to “Section” refer to such Section of this Agreement, unless expressly stated otherwise.

(m)          No Third Party Beneficiaries. Except as set forth in Section 9(d), it is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, other than a person entitled to indemnity under Section 6 of this Agreement, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns and, to the extent applicable, any person entitled to indemnity under Section 6 of this Agreement.

(n)           Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees in addition to any other available remedy.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HARVEST CAPITAL CREDIT LLC

By:
Name:  Richard P. Buckanavage
Title:    President and Chief Executive Officer

Accepted and agreed to as
of the date first above written:

JMP SECURITIES LLC

By:
Name:  Mark Lehmann
Title:    President